UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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CARETRUST REIT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 10, 2025
Dear Stockholders:
We are seeking your support for Proposal 2, the advisory vote on the Company’s executive compensation (the “Say-on-Pay” vote), at the CareTrust REIT, Inc. (“CareTrust,” the “Company,” “we,” “our,” or “us”) Annual Meeting of Stockholders on Tuesday, April 29, 2025. This information supplements the Company’s proxy statement filed on March 7, 2025.
We are providing this additional context to reinforce how our executive compensation program is designed to support strong, sustained performance and long-term stockholder value creation. For the reasons described below and in the Compensation Discussion and Analysis (“CD&A”) section of the Company’s proxy statement, CareTrust’s board of directors unanimously recommends that you vote “FOR” the Say-on-Pay Proposal.
The company’s track record of exceptional performance. CareTrust has delivered outstanding results over the past three years, marked by consistent execution, disciplined investment, and a clear focus on value creation. During this period, and under David Sedgwick’s leadership as President and Chief Executive Officer (“CEO”), we have significantly grown our revenue, expanded our platform, and meaningfully increased our market capitalization through both strategic equity raises and stock price increases. In addition, as shown in the chart below, our total shareholder return (“TSR”) has consistently outpaced that of our compensation peer group:
In 2024, we also achieved our strongest yearly results yet. We closed over $1.5 billion in new investments at a nearly 10% stabilized yield, which demonstrates our ability to identify and execute on high-quality opportunities. This record investment total equals almost 7 years of our historical average annual growth in one year. We added 81 triple-net facilities to our portfolio, reinforcing our position as a leading real estate partner in the healthcare space. Importantly, we maintained a fortress balance sheet with approximately $1.5 billion of equity issuance, inclusive of a $507.8 million secondary offering, and an upsized $1.2 billion credit facility. These moves enabled us to deliver a 36% increase in total revenue and more than double our net income year over year and allowed us to give double-digit Normalized FFO/share growth guidance for 2025 with no new investments.
In recognition of this exceptional performance in 2024, in January 2025, the compensation committee approved modest one-time restricted stock awards for the named executive officers. These awards were intended to acknowledge the significant value created for stockholders during a record-setting year and were carefully considered within the broader context of CareTrust’s executive compensation philosophy.
CEO compensation reflects a thoughtful and disciplined progression and is aligned with performance. Mr. Sedgwick was appointed President and Chief Executive Officer on January 1, 2022, after serving in multiple leadership roles since CareTrust’s inception in 2014. When he became CEO, the compensation committee took a conservative approach to setting his initial pay, consistent with the Company’s size at the time and the fact that this was his first time in the role.
As CareTrust has grown substantially under Mr. Sedgwick’s leadership, the compensation committee has made thoughtful, incremental adjustments to his compensation to reflect the evolving demands of the role, recognize his individual contributions, and support long-term retention. These changes are intentionally designed to reward strong performance, reinforce our focus on sustainable value creation, and maintain a disciplined approach to executive compensation as the company continues to scale.
In setting Mr. Sedgwick’s incentive award opportunities for 2024, the compensation committee specifically:
•Increased his maximum annual incentive award opportunity to allow for greater differentiation in exceptional years to reward superior performance. However, his target award opportunity remained relatively flat in dollar terms; and
•Increased the target value of his annual long-term equity award as part of a multi-year effort to gradually bring his compensation closer to market levels, while maintaining a strong emphasis on equity-based, long-term pay.
The compensation committee reviews peer data but does not benchmark executive compensation to a specific percentile. Even with these adjustments, Mr. Sedgwick’s total target compensation opportunity remains below the peer median, as shown in the chart below:

In addition, Mr. Sedgwick’s actual total direct compensation—2024 base salary, actual annual incentive award earned for 2024 performance, and the grant date value of his 2024 target annual long-term equity award (granted in December 2023)—is strongly aligned with the Company’s TSR performance:

2024 Actual Total Compensation vs. 3-Year TSR vs. Peers
100%
50%
0%
Relative 3-Year Total Shareholder Return
CTRE
0%
50%
100%
CEO 2024 Total Direct Compensation

Equity awards include a “cap” on payouts if absolute TSR is negative, even if relative TSR performance is strong. The majority of executive compensation is delivered in equity, with a significant portion tied to multi-year performance goals. This feature, which is outlined in the CareTrust REIT, Inc. and CTR Partnership, L.P. TSR Award Agreement, ensures alignment with overall stockholder outcomes.
We are confident that our approach to executive compensation reflects the Company’s strong performance, the evolving demands of the CEO role, and the long-term interests of our stockholders. We respectfully ask for your support on Proposal 2.
Sincerely,
The Compensation Committee of the Board of Directors
Spencer G. Plumb (Chair)
Diana M. Laing
Careina Williams